Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 26, 2019, relating to the financial statements of Spire Inc., and the effectiveness of Spire Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Spire Inc. for the year ended September 30, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

June 9, 2020